Exhibit 99.1

ProPhase Labs Announces $5.5 Million Registered Direct Offering of Common Stock and Warrants

GARDEN CITY, NY – January 5, 2021 – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, today announced that it has entered into a definitive securities purchase agreement with certain institutional and accredited investors to purchase, in a registered direct offering, 550,000 shares of ProPhase common stock, at a purchase price of $10.00 per share, together with warrants to purchase 275,000 shares of ProPhase common stock at a purchase price of $11.00 per share. Subject to customary closing conditions, the transaction is expected to close on Thursday, January 7, 2021.

ProPhase anticipates that the net proceeds from this offering, after deducting offering expenses, will be used for working capital and general corporate purposes. No placement agent or broker dealer was used or participated in the offering.

The shares of common stock are being offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-225875), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 5, 2018. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained, when available, at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a diversified medical science and technology company with deep experience with OTC consumer healthcare products and dietary supplements. The Company is engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand. The Company is also developing ProPhase Diagnostics, Inc. (“ProPhase Diagnostics”) to offer COVID-19 and other Respiratory Pathogen Panel (RPP) Molecular tests. The Company also continues to actively pursue strategic investments and acquisition opportunities for other companies, technologies and products. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the offering and the anticipated use of proceeds. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to administrative and other delays related to the COVID-19 pandemic, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235

PRPH@mzgroup.us

www.mzgroup.us